SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BT PYRAMID MUTUAL FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IMPORTANT NOTICE REGARDING YOUR

SCUDDER FUND

SCUDDER EQUITY 500 INDEX—INVESTMENT

March 31, 2003

Dear Shareholder:

We are writing to inform you that at the Special Meeting of Shareholders scheduled for March 31, 2003 two of the proposals for your fund were approved by shareholders. However, we are adjourning to Monday, April 14th, 2003 with respect to the third proposal — to merge your fund in Scudder Equity 500 Index—Premier — in order to give you additional time to vote your shares on this proposal. Our records indicate that we have not yet received a vote from you. We urge you to act promptly in order to allow us to obtain a sufficient number of votes and avoid the cost of additional solicitation.

EVERY VOTE COUNTS

A shareholder may think his or her vote is not important, but it is vital. Your vote will help your fund to hold this meeting on April 14th, so we urge you to vote your proxy now. You and all other shareholders will benefit from your cooperation.

After careful review, your fund’s Board has approved the proposed Agreement and Plan of Reorganization detailed in the proxy statement and urges you to vote “FOR” the proposal. Should you have any questions regarding the proposal, please call Georgeson Shareholder Communications, Inc. a professional proxy solicitation firm, toll-free at 1-866-665-4743.

For your convenience, please utilize one of the easy methods below to register your vote:

1.    By Fax.

Please fill out the enclosed proxy card and fax it to 781-740-3613.

3.   2.    By Mail.

Simply return your executed proxy in the enclosed postage paid envelope. However, due to the short time frame until the meeting, please try to utilize the option above to register your vote so it may be received in time for the meeting.

DON’T HESITATE. PLEASE VOTE TODAY.